EXHIBIT 99.1















                        STOCK PURCHASE AGREEMENT
                             (STOCKHOLDERS)

                                BETWEEN

                       SNYDER OIL CORPORATION

                       DELMAR PETROLEUM, INC.

                             AND CERTAIN

                           STOCKHOLDERS OF

                        DELMAR PETROLEUM, INC.

                            PARTY HERETO








                        Dated as of June 30, 1994

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                       STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement"'), dated as of June 30, 1994, by and between DelMar Petroleum, Inc., a Delaware corporation ("DPI"), Snyder Oil Corporation, a Delaware corporation (the "Purchaser"), and each of the Stockholders of DPI who executes a counterpart of this Agreement and delivers an executed copy of this Agreement to Purchaser and DPI prior to the end of the Election Period.

     Purchaser has entered into a Stock Purchase Agreement dated as of June 30, 1994 (the "DPI Agreement") with DPI, providing, among other things, for the sale by DPI to Purchaser of up to 66,000 shares of Common Stock (as hereinafter defined) of DPI and warrants to purchase 9,400 shares of Common Stock. Pursuant to this Agreement, Purchaser will, if the closing occurs under the DPI Agreement, (a) purchase from certain stockholders of DPI all of the shares of Common Stock and warrants held by such stockholders concurrently with the closing under the DPI Agreement and (b) agree, for the period provided herein, to purchase from certain stockholders of DPI the shares of Common Stock and warrants held by such stockholders after the closing under the DPI Agreement, all on the terms and conditions set forth herein.


                                    ARTICLE I

                                   DEFINITIONS

     Capitalized terms used herein shall have the meanings ascribed to them in this Article I unless such terms are defined elsewhere in this Agreement:


Closing:                 As defined in Section 2.03

Closing Date:            As defined in Section 2.03

Common Stock:            The only class of Common Stock, par value $1.00 per
                         share, of DPI to be outstanding at and following the Closing, as provided in the DPI Agreement.

DPI Agreement:           The Stock Purchase Agreement dated as of June 30,
                         1994, between Purchaser and DPI providing, among other things, for the sale by DPI to Purchaser of up to 66,000 shares of Common Stock of DPI and warrants to purchase 9,400 shares of Common Stock.

DPI Closing:             The closing under the DPI Agreement.

Election Period:         The period commencing on the date this Agreement is
                         mailed to the Stockholders and ending at the close of business on the twentieth (20th) day after such date.

Elf Subsidy
Agreement:               The Contract dated effective August 1, 1991 between
                         Elf Exploration, Inc., DOI and DPI, whereby Elf
                         Exploration, Inc. agreed to certain supplemental matters in connection with the sale of DelMar
                         Operating, Inc. to DPI.

Exchange Act:            The Securities Exchange Act of 1934, as amended.

Holder:                  As set forth in Section 7.02.

Interests:               As set forth in Section 9.04(a)

Major Stockholder:       The Other Stockholders who are parties to the
                         Prior Stockholder Agreement.

Notice of Exercise:      As set forth in Section 6.02

Other Stockholder:       Each holder of Common Stock that (a) executes a
                         copy of this Agreement other than as a Selling
                         Stockholder and (b) delivers an executed copy of this Agreement to Purchaser and DPI prior to the end of the Election Period. Any such holder shall cease to be an Other Stockholder at such time as such holder no longer owns any shares of Common
                         Stock.

Prior Stockholder
Agreement:               The Purchase Agreement dated as of December 11, 1991
                         among DelMar Petroleum, Inc., John Hancock Mutual
                         Life Insurance Company, Colton Gulf Coast, Inc.,
                         NIPSCO Fuel Company, Inc. and Baralonco Exploration,
                         Inc. pursuant to which DPI issued securities to each of such other parties.

Prior Warrants:          The warrants to purchase shares of Common Stock
                         issued pursuant to the Prior Stockholder Agreement

Public Offering:         As set forth in Section 7.02.

Purchase Price:          As defined in Section 2.02.

Purchaser Stock:         Common Stock, par value $.01 per share, of the
                         Purchaser.

Registration
Expenses:                As set forth in Section 7.04.

Registrable Stock:       As set forth in Section 7.02.

SEC:                     As set forth on Section 7.02.

Securities Act:          The Securities Act of 1933, as amended.

Selling
Stockholder:             Each holder of Common Stock that (a) executes a copy
                         of this Agreement as a "Selling Stockholder" on the signature pages hereto and (b) delivers an executed copy of this Agreement to Purchaser and DPI prior to the end of the Election Period.

Stockholder:             A Selling Stockholder or an Other Stockholder.

Subsidiary:              With respect to any person or entity (the "first
                         party") any corporation or other entity the securities (or other ownership interests) of which having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the first party.

Voting Agreement:        The Agreement Among Stockholders for the Election of
                         the Board of Directors dated January 10, 1991 among
                         John Hancock Mutual Life Insurance Company, Colton
                         Gulf Coast, Inc., NIPSCO Fuel Company, Inc. and
                         Baralonco Exploration, Inc.


                                   ARTICLE II

                      SELLING STOCKHOLDER PURCHASE AND SALE

2.01. Purchase of Common Stock and Warrants. Upon and subject to the terms and conditions of this Agreement, at the Closing Date Purchaser will purchase from each Selling Stockholder, and each Selling Stockholder will sell to Purchaser and deliver to the Purchaser, all of shares of Common Stock and Prior Warrants held by such Selling Stockholder. At the Closing each Selling Stockholder shall deliver to Purchaser one or more certificates representing the Common Stock being sold by such Selling Stockholder and the instruments representing the Prior Warrants, if any, being sold by such Selling Stockholder, in each case duly endorsed in blank for transfer, or accompanied by appropriate stock powers in blank.

2.02. Purchase Price. The Purchase Price for the Common Stock and Prior Warrants will be $100 multiplied by the number of shares of Common Stock sold by such Selling Stockholder. The Purchase Price shall be paid by Purchaser at the Closing Date by wire transfer of immediately available funds to the account of the Selling Stockholder as set forth on the signature pages hereto.

2.03. Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of DPI, 1100 Louisiana Street, Suite 900, Houston, Texas 77002 at 10:00 a.m., Houston Texas time on the date of the DPI Closing. The date of the Closing is referred to herein as the "Closing Date".


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as disclosed in the Schedules attached to this Agreement or as otherwise disclosed in this Agreement, the Purchaser hereby represents and warrants to each Stockholder that:

3.01. Organization and Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.

3.02 Authority. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by the Purchaser, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and do not require the consent or approval of any governmental or other regulatory body. The Agreement constitutes the valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other laws relating to or affecting generally creditors' rights and (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Purchaser is purchasing the Common Stock and Prior Warrants for investment purposes and not with a view to the distribution thereof. Certificates representing the Common Stock and the Prior Warrants delivered to Purchaser hereunder will be legended in the same form as under the Prior Stockholder Agreement with reference to this Agreement.

3.03. Funds Available. The Purchaser has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

3.04. Litigation. There are no litigation, arbitration proceedings or governmental proceedings pending, instituted or to the knowledge of the Purchaser, threatened against the Purchaser or its subsidiaries which, if adversely determined, might delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

3.05 Purchaser Acknowledgment. Purchaser represents that it understands and acknowledges that the Common Stock and Prior Warrants to be transferred to it pursuant to this Agreement are restricted securities not registered under the Securities Act of 1933 and, therefore, are subject to the transfer restrictions set forth in the Prior Stockholder Agreement, including, without limitation, Article Five thereof. Purchaser acknowledges that during the course of this transaction and prior to its purchase of Common Stock and Prior Warrants it has had access to information regarding DPI and the opportunity to ask questions regarding DPI and to obtain such additional information (to the extent DPI possesses such information or could acquire it without unreasonable effort or expense) as it deems necessary.


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS

Except as disclosed in this Agreement, including the schedules attached to this Agreement, each Selling Stockholder hereby severally represents to the Purchaser that:

4.01 (a)   Such Stockholder has all requisite corporate, partnership or individual power, as the case may be, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by the Stockholder, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby (x) have been duly authorized by all necessary action on the part of such Stockholder and do not require the consent or approval of any governmental or other regulatory body and (y) do not violate any provision of any federal or state law or regulation or any judgment, order or decree of any federal or state court or governmental agency applicable to or binding on such Stockholder. This Agreement constitutes the valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other laws relating to or affecting generally creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Except as provided in the Prior Stockholder Agreement and Voting Agreement, if such Stockholder is a party to or bound by either or both of such Agreements, upon delivery to Purchaser of the certificates representing the shares of Common Stock and Prior Warrants being sold by such Stockholder to Purchaser hereunder and payment of the purchase price therefore, Purchaser will receive good and marketable title to such Common Stock and Prior Warrants free and clear of all liabilities, liens, trusts, stockholder agreements, equities, charges, conditional sale or title retention agreements, covenants, restrictions, reservations, rights of first refusal, commitments, mortgages, pledges, security interests or encumbrances of any nature whatsoever.

     (c) Based solely on a reading of the DPI Agreement by an officer or key employee of the Selling Stockholder who is familiar with the Selling Stockholder's investment in DPI, the Selling Stockholder does not, on the date it executes this Agreement and at the Closing Date, have any actual knowledge that the DPI Agreement has (i) misstated any material fact known by that Selling Stockholder to be both (a) unknown to the Purchaser and (b) material to the Purchaser in regard to any sale of securities pursuant to this Agreement or (ii) omitted to state any fact known to that Selling Stockholder to be both (a) unknown to the Purchaser and (b) necessary to be known to the Purchaser to make any fact which is stated in the DPI Agreement not materially misleading to the Purchaser in regard to any sale of securities pursuant to this Agreement.

The term "actual knowledge" means, and is limited to, conscious awareness of facts or other information, without any further investigation (including, without limitation, any investigation of the files of the Selling Stockholder or inquires of DPI, its counsel or accountants, Purchaser or any other person) of the officers or key employees of the Selling Stockholder who are familiar with the Selling Stockholder's investment in DPI and who have read the DPI Agreement. Notwithstanding anything to the contrary in this Agreement, the representation made in this Section 4.01(c) (including any deemed representation made pursuant to Section 6.04) will terminate six (6) months after the Closing Date, and Purchaser shall not make any claim against any Stockholder with respect to this Section 4.01(c) later than six (6) months after the Closing Date. Purchaser alone will bear the full burden of proving each and every element of any alleged breach of this representation, including but not limited to the actual knowledge of each party at the time the representation was made, the materiality of any alleged breach, and the damages, if any, allegedly suffered by the Purchaser as the result of any alleged breach.


                                    ARTICLE V

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

     The obligations of the Purchaser hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

5.01.     Compliance.   Each Selling Stockholder shall have complied on or
prior to the Closing Date with each of its covenants and agreements contained
in this Agreement and to be performed on or prior to the  Closing  Date.   The
representations and warranties made by each Selling Stockholder in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise contemplated by this Agreement.

5.02.     Officer's Certificates.   If requested, the Purchaser shall have
received a certificate, dated as of the Closing Date of an officer or other appropriate representative of each Selling Stockholder certifying as to the matters specified in Section 5.01 hereof.

5.03 DPI Closing.  The DPI Closing shall have occurred.


                                   ARTICLE VI

                          RIGHTS OF OTHER STOCKHOLDERS

6.01. Put Rights of Other Stockholders. On and subject to the terms of this Article VI, each Other Stockholder shall have the right, at its option, to cause Purchaser to purchase all, but not less than all, the shares of Common Stock and Prior Warrants held by it at a purchase price equal to $100 multiplied by the number of shares of Common Stock to be sold by such Other Stockholder to Purchaser. Purchaser shall have no obligation under this
Article VI if the DPI closing does not occur for any reason whatsoever.

6.02. Notice of Exercise. Any Other Stockholder desiring to exercise the right set forth in Section 6.01 shall deliver a written notice of exercise ("Notice of Exercise") to the Purchaser during the period commencing on the 90th day after the Closing Date and expiring at 5:00 p.m. (Texas time) on the first anniversary of the Closing Date (the "Expiration Time"). The Notice of Exercise shall (i) state that such Other Stockholder is exercising the option set forth in this Article VI, (ii) set forth the identity of the Other Stockholder and the number of shares of Common Stock and Prior Warrants, if any, held by such Other Stockholder and (iii) be accompanied by the certificates representing such Common Stock and Prior Warrants, if any, being sold by such Other Stockholder, in each case duly endorsed in blank, or accompanied by appropriate stock powers in blank. The Notice of Exercise shall also be deemed a demand by such Other Stockholder that the Purchaser register, pursuant to Article VII, the shares of Purchaser Stock, if any, to be issued to the Other Stockholder pursuant to Section 6.03(b) unless the Other Stockholder states in the Notice of Exercise that it does not request registration of such shares. A Notice of Exercise shall be irrevocable and may be withdrawn only with the consent of Purchaser, which consent may be granted or withheld in Purchaser's sole discretion. Purchaser shall have no obligation to purchase any securities from any Other Stockholder that does not deliver a Notice of Exercise to Purchaser prior to the Expiration Time.


6.03. Delivery of Purchase Price. At its option, Purchaser may pay the purchase price for the securities being sold by any Other Stockholder in the form of cash, Purchaser Stock or a combination of cash and Purchaser Stock. Purchaser shall deliver the purchase price to the Other Stockholder complying with Section 6.02 as follows:

(a) To the extent Purchaser elects to pay a portion of the purchase price in cash, Purchaser will deliver to the Other Stockholder a check of Purchaser payable to the order of the Other Stockholder; and

(b) To the extent Purchaser elects to pay a portion of the purchase price by delivery of Purchaser Stock, Purchaser shall deliver to the Other Stockholder a certificate, registered in the name of the Other Stockholder, representing that number of shares of Purchaser Stock equal to the quotient obtained by dividing (i) the portion of the purchase price to be paid in such form by (ii) (x) if the Other Stockholder has requested that such shares not be registered immediately under Article VII of if the resale of the Purchaser Stock by such Other Stockholder already has been so registered, the arithmetic average of the closing prices of the Purchaser Stock on the New York Stock Exchange during the period commencing on the fifth trading day on such Exchange prior to Purchaser's receipt of the Notice of Exercise and ending on the fifth trading day on such Exchange after Purchaser's receipt of the Notice of Exercise or (y) otherwise, the closing price of the Purchaser Stock on the New York Stock Exchange on the day on which the registration statement (or an amendment to a registration statement) relating to such shares filed pursuant to Article VII becomes effective (or if such day is not a trading day on such Exchange, on the next preceding trading day). If such formula would result in the issuance of a fractional share, Purchaser may either round the number of shares up to the nearest whole share or pay cash in lieu of the fractional share.

The purchase price shall be delivered by Purchaser not later than 15 business days after Purchaser's receipt of a Notice of Exercise, except that certificates representing Purchaser Stock that is to be registered pursuant to Article VII shall be delivered to the Other Stockholder promptly after the effective date of the registration statement (or amendment to a registration statement) relating to such stock. If such registration statement (or amendment) has not become effective with respect to Purchaser Stock within 90 days after Purchaser's receipt of the Notice of Exercise (whether or not Purchaser shall have been required to file such registration statement pursuant to Article VII), Purchaser shall not be entitled to pay any portion of the purchase price in Purchaser Stock and shall promptly deliver any balance of the purchase price to the Other Stockholder in cash pursuant to clause (a) above.

The purchase of the Common Stock and Prior Warrants, if any, from an Other Stockholder shall be effective as of the day Purchaser receives the Notice of Exercise.

6.04. Representation of Other Stockholders; Indemnities. If an Other Stockholder delivers a Notice of Exercise to Purchaser, such Other Stockholder shall automatically, and without the requirement of any other action on the part of the Other Stockholder or Purchaser, be deemed to have (a) made each of the representations and warranties of a Selling Stockholder set forth in Sections 4.01(a), 4.01(b) and, if such Notice of Exercise is delivered within 6 months of the Closing Date, 4.01(c) hereof and (b) agreed to indemnify Purchaser as set forth in Article XI hereof, in each case with the same effect and as of the same date as if such Other Stockholder were a Selling Stockholder (it being the intent of this Section that another Stockholder be treated as if it had sold the Common Stock on the Closing Date and accordingly made such representatures and warranties as of such date).

6.05. Transferability and Assignment. The rights of an Other Stockholder under this Article VI may be exercised only by an Other Stockholder that executes this Agreement and such rights may not be assigned in whole or in part except by operation of law or with the prior written consent of Purchaser. Any purported assignment of all or any part of an Other Stockholder's rights under this Article VI in violation of this Section 6.05 shall be void.



                                   ARTICLE VII

                           CERTAIN REGISTRATION RIGHTS


7.01. Transfer of Purchaser Stock. Unless a registration statement is effective with respect thereto, the shares of Purchaser Stock delivered to an Other Stockholder pursuant to Article VI will not have been registered under the Securities Act. It is understood that Purchaser will cause to be placed upon certificates for shares of Purchaser Stock issued pursuant to such
Article VI (other than shares which are at the time the subject of an effective registration statement under the Securities Act) a legend applicable to the disposition of such shares, provided that forthwith upon any such disposition becoming permissible pursuant to a registration statement filed under this Article VI or otherwise Purchaser will substitute therefor, at its expense, new certificates not bearing such legend.

Such legend shall read substantially as follows:

     "The shares represented by this certificate have not been .registered under the Securities Act of 1933 and such shares cannot be sold or transferred unless they are so registered or an exemption from registration is then available."

7.02. Registration on Request. Except as otherwise provided in this Article VII, upon written notice of a holder of shares of Purchaser Stock issued pursuant to Article VI (a "Holder") requesting that Purchaser effect the registration under the Securities Act, of all or part of the shares of Purchaser Stock held by it (collectively, the "Registrable Stock") which notice shall specify the intended method or methods of disposition of such Registrable Stock (which shall not include an underwritten offering), Purchaser will file a registration statement with the Securities and Exchange Commission ("SEC") (at the earliest possible date and, except as provided herein, no later than 30 days following receipt of such notice) and use its reasonable best efforts to effect the registration, under the Securities Act, of such Registrable Stock for disposition in accordance with the intended method or methods of disposition stated in such request, provided that:

(a) if, upon receipt of a registration request pursuant to this Section 7.02, Purchaser is advised in writing (with a copy to the requesting Holder)
     by a recognized independent investment banking firm selected by the Board
     of Directors of Purchaser     that, in such firm's opinion, a
     registration at he time and on the terms requested would adversely affect any public offering of securities by Purchaser (other than in connection with employee benefit and similar plans) (a "Public Offering") for which a registration statement had been filed by Purchaser prior to receiving such registration request, Purchaser shall not be required to effect a registration pursuant to this Section 7.02 until the earlier of (i) three months after the completion of such Public Offering, (ii) the termination of any "black out" period required by the underwriters, if any, to be applicable to such Holder in connection with such Public Offering, (iii) promptly after abandonment of such Public Offering or (iv) 135 days after the date of written notice of the Holder requesting registration;

(b) if a registration request is made while a merger, consolidation, acquisition, disposition or other material development involving Purchaser is pending, and the general counsel of Purchaser determines in writing that the filing of a registration statement would require the disclosure of information that is material to such transaction or material development which Purchaser has a bona fide business purpose for preserving as confidential, and Purchaser promptly provides the Holder requesting registration a copy of such determination, Purchaser shall not be required to effect a registration pursuant to this Section 7.02 until the earlier of (i) the date upon which such material information is disclosed to the public or ceases to be material or (ii) 135 days after the date of written notice by the Holder requesting registration; and

(c) Purchaser shall have no obligation to file or to maintain the effectiveness of any registration statement relating to Registrable Stock after the third anniversary of the date on which such Registrable Stock is issued by Purchaser.


7.03. Third Person Shares. Purchaser shall have the right to cause the registration of securities for sale for the account of any person in any registration of Registrable Stock requested pursuant to Section 7.02, provided that Purchaser shall not have the right to cause the registration of such securities if the Holder requesting registration is advised in writing (with a copy to Purchaser) by a recognized independent investment banking firm selected by the Holder that, in such firm's opinion, registration of such securities would adversely affect the offering and sale of the Registrable Stock then contemplated by the Holder.

7.04. Registration Expenses. Purchaser shall be responsible for the payment of all Registration Expenses (as defined below) in connection with any registration pursuant to this Article VII, it being understood that with respect to any such registration the Holder shall bear its own legal costs and the following expenses to the extent attributable on a pro rata basis to the shares of Registrable Stock which such Holder desires to register: (i) all underwriting discounts and dealer fees ; (ii) all expenses in connection with the printing of any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to the underwriters and dealers; (iii) the cost of printing or producing any agreements(s) among underwriters, underwriting agreement(s), and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of Registrable Stock to be disposed of; (iv) all expenses in connection with the qualification of Registrable Stock to be disposed of for offering and sale under state securities laws; and (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of Registrable Stock to be disposed of. "Registration Expenses," as used herein means all expenses incident to Purchaser's performance of or compliance with the registration requirements set forth in this Article VI including, without limitation, the following: (i) the fees, disbursements and expenses of Purchaser's counsel(s) (United States and foreign) and accountants in connection with any such registration; (ii) all underwriting discounts and dealer fees which are not attributable on a pro rata basis to the shares of Registrable Stock being registered; (iii) all expenses in connection with the preparation, printing and filing of the registration statement; (iv) all expenses in connection with the printing of any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to the underwriters and dealers which are not attributable on a pro rata basis to the shares of Registrable Stock being registered; (v) all fees and expenses incurred in listing the Registrable Stock on any stock exchange and any transfer agent or registrar fees; (vi) the cost of printing or producing any agreements(s) among underwriters, underwriting agreement(s), and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of Registrable Stock to be disposed of which are not attributable on a pro rata basis to the shares of Registrable Stock being registered; (vii) all expenses in connection with the qualification of Registrable Stock to be disposed of for offering and sale under state securities laws, including the fees and disbursements of one firm of legal counsel for the Holders and underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys which are not attributable on a pro rata basis to the shares of Registrable Stock being registered; and (viii) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of Registrable Stock to be disposed of which are not attributable on a pro rata basis to the shares of Registrable Stock being registered.

7.05. Registration Procedures. If and whenever Purchaser is required to use its reasonable best efforts to effect the registration of any Registrable Stock under the Securities Act as provided in Section 7.02, Purchaser will as promptly as is practicable:

(a) prepare, file and use its reasonable best efforts to cause to become effective a registration statement on such form as Purchaser reasonably selects under the Securities Act or update by amendment or supplement a previously filed registration statement regarding the Registrable Stock to be offered;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock until the earlier of such time as all of such Registrable Stock has been disposed of in accordance with the intended methods of disposition by the Holder set forth in such registration statement or the expiration of twelve months after such registration statement becomes effective;


(c) furnish to the Holder number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as such Holder may reasonably request;

(d) use its reasonable best efforts to register or qualify all Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions, and to list such Registrable Stock on any stock exchange, as the Holder shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of its Registrable Stock covered by such registration statement, except that Purchaser shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction; and

(e) immediately notify the Holder at any time when a prospectus relating to a registration pursuant to Article VI hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of the Holder prepare and furnish to the Holder and any underwriter of the Registrable Stock a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Purchaser may require the Holder to furnish such information regarding the Holder and the distribution of such securities as Purchaser may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection with any registration.

7.06. Blackout Periods. (a) At any time when a registration statement pursuant to Article VI relating to Registrable Stock is effective, upon written notice from Purchaser to the Holder that either:

(i) Purchaser has determined to engage in a financing and has been advised in writing (with a copy to such Holder) by a recognized independent investment banking firm selected by the Board of Directors of Purchaser that, in such firm's opinion, Purchaser's sale of Registrable Stock pursuant to the registration statement would adversely affect Purchaser's own immediately planned financing (a "Transaction Blackout"); or

(ii) the general counsel of Purchaser determines in good faith in writing (with a copy to such Holder) that the Holder's sale of Registrable Stock pursuant to the registration statement would require disclosure of material information which Purchaser has a bona fide business purpose for preserving as confidential as a result of a pending merger, consolidation, acquisition, disposition or other material development involving Purchaser (an "Information Blackout"), the Holder shall suspend sales of Registrable Stock pursuant to such registration statement until the earlier of


     (X) (i) in the case of a Transaction Blackout, the earliest of (A) three months after the completion of such financing, (B) the termination of any "blackout" period required by the underwriters to be applicable to Purchaser, if any, in connection with such financing, (C) abandonment of such financing and (D) 135 days after the date of Purchaser's written notice of a Transaction Blackout, or (ii) in the case of an Information Blackout, the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or (B) 135 days after receipt of notice by the Holder requesting the registration, and

     (Y) such time as Purchaser notifies the Holder that sales pursuant to such registration statement may be resumed.

7.07. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Stock under the Securities Act, Purchaser will give the Holder and its counsel such reasonable and customary access to its books and records and such opportunities to discuss the business of Purchaser with its officers and the independent public accountants who have audited its financial statements as shall be necessary, in the opinion of the Holder and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

7.08. Indemnification and Contribution. (a) In the event of any registration of any Registrable Stock hereunder, Purchaser will enter into customary indemnification arrangements to indemnify and hold harmless the Holder, its directors and officers, and each person, if any, who controls such seller within the meaning of the Securities Act against any losses, claims, damages, liabilities and expenses, joint or several, to which such person may be subject under the Securities Act or otherwise insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or
(ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Purchaser will reimburse each such person for any legal or any other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that Purchaser shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished by such person to Purchaser. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser or any such director, officer or controlling person and shall survive the transfer of the registered securities by the Holder. Purchaser also shall agree to provide provision for contribution as shall be reasonably requested by the Holder in circumstances where such indemnity is held unenforceable.

     (b) The Holder, by virtue of exercising its registration rights hereunder, agrees and undertakes to enter into customary indemnification arrangements to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.08(a)) each director of Purchaser, each officer of Purchaser who shall sign such registration statement, and each person, if any, who controls Purchaser within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished by it to Purchaser. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser or any such director, officer or controlling person and shall survive the transfer of the registered securities by the Holder. The Holder also shall agree to provide provision for contribution as shall be reasonably requested by Purchaser or any underwriters in circumstances where such indemnity is held unenforceable.

     (c) Indemnification and contribution similar to that specified in the preceding subdivisions of this Section 7.08 (with appropriate modifications) shall be given by Purchaser and the Holder with respect to any required registration or other qualification of such Registrable Stock under any federal or state law or regulation of governmental authority other than the Securities Act.

7.09. Assignment of Registration Rights. The rights of a Holder under this Article VII may be exercised only by an Other Stockholder that executes this Agreement or a person to whom an Other Stockholder transfers more than half the shares of Purchaser Stock issued to such Other Stockholder pursuant to Article VI hereof. Purchaser shall have no obligation to register any shares of Purchaser Stock held by any other person or entity.


                                  ARTICLE VIII

                         CERTAIN AGREEMENTS OF PURCHASER


8.01 DPI Offers to Other Stockholders. It is the intent of Purchaser to use its reasonable efforts to cause DPI to make offers approximately semiannually, commencing approximately 18 months after the Closing Date and ending on June 30, 1997, to purchase Common Stock and Prior Warrants from the Stockholders that have not sold all Common Stock and Prior Warrants held by them to Purchaser pursuant to Article II or Article V hereof at the then "fair market value" of such Common Stock and Prior Warrants. Purchaser agrees that it will use its best efforts to cause management of DPI to prepare and present to the Board of Directors of DPI recommendations as to the fair market value of the Common Stock and Prior Warrants and the terms of the offer to be made to the Stockholders. Purchaser also agrees that (a) it will use its best efforts to cause the directors of DPI who are officers or employees of Purchaser to vote in favor of any such offer that is approved by a majority of the directors of DPI who are not officers or employees of Purchaser and (b) Purchaser will, if required, vote the shares of Common Stock held by it in favor of any such offer approved by the Board of Directors of DPI, provided that (x) each director of DPI who is an officer or employee of Purchaser shall ultimately be responsible to decide for himself or herself whether or not to approve any such proposal based solely on such director's determination of the best interest of DPI and its stockholders and (y) nothing herein shall require Purchaser or any director of DPI to take or approve any action that is prohibited by law, that would result in a breach of any contract, agreement or obligation of DPI or that is not consistent with any fiduciary or other duty of such person to DPI or its stockholders. Nothing in this Article requires Purchaser to make (or prohibits Purchaser from making) any offers to purchase any securities of DPI or to contribute to the capital of or advance any funds to DPI or any other person.

8.02 Good Faith Discussions.   If the Common Stock is not publicly traded on
or prior to June 30, 1999, Purchaser will, at the request of the Other Stockholders, pursue in good faith with such Other Stockholders options and alternatives to provide liquidity for such Other Stockholders' shares of Common Stock, including, without limitation, the terms, if any, upon which Purchaser would be willing to purchase (or cause DPI to purchase) such Other Stockholder's shares of Common Stock, the terms, if any, on which Purchaser would be willing to propose to acquire or merge with DPI and assistance Purchaser might be able to provide in locating other possible purchasers for such shares.

8.03 Retention of Control etc.   (a)   Purchaser agrees with each Other
Stockholder that Purchaser will, except as permitted in this Agreement, through June 30, 1998 (x) retain the voting power to elect a majority of the members of the board of directors of DPI, (y) use its reasonable business efforts to assure that the operation by DPI and its Subsidiaries of the properties developed under DPI's 1982, 1983, 1984, 1985, 1986 and 1989 Programs will materially comply with the requirements of the contracts governing such operations and the Elf Subsidy Agreement and (z) use its reasonable business efforts to assure that DPI and its Subsidiaries materially comply with the provision's of the ELF Subsidy Agreement. For purposes of clause (x) of the proceeding sentence, as long as Purchaser directly or indirectly owns at least the number of shares of Common Stock acquired from DPI under the DPI Agreement and the Selling Stockholders on the Closing Date (as adjusted for stock splits, combinations and similar events), voting securities of DPI which Purchaser has the power to vote or direct the vote under voting agreements, proxies or other means (including the voting agreement contained in Section 9.01(d)) shall be included in determining Purchaser's voting power. Purchaser's obligations under this Section 8.03(a),
(i) will cease at such time as DPI becomes subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act and (ii) may be waived, either permanently or with respect to any particular circumstance, by the written consent of Other Stockholders holding two-thirds or more of the shares of Common Stock held by all of the Other Stockholders at the time such waiver is granted.

     (b) If Purchaser does not possess the voting power to elect a majority of the members of the board of directors of DPI in violation of the preceding paragraph, and Purchaser fails to obtain such power within 30 days after written notice from any Other Stockholder, then Purchaser will pay to each Other Stockholder cash in the amount set forth opposite the name of such Other Stockholder on Schedule A hereto. If any Other Stockholder shall have sold, at or prior to the time such payment is due, any of the shares of Common Stock held by such Other Stockholder on the date hereof, the amount of the payment to such Other Stockholder shall be proportionately reduced. Notwithstanding the preceding sentence, the amount of payment shall not be reduced as the result participation by such Other Stockholder in a sale by Purchaser pursuant to Section 8.04 if the Other Stockholder does not receive proceeds of $100 or more (as adjusted for any stock dividends, stock splits, recombinations or other recapitalizations of the Common Stock after the Closing Date) per share of Common Stock sold by the Other Stockholder in such transaction. If an Other Stockholder participates in any such transaction and does receive consideration equal to $100 or more (as so adjusted) per share of Common Stock sold by such Other Stockholder, the Other Stockholder shall be deemed to have waived any right to receive any payment under this Section and to have consented to a waiver of this Section for purposes of clause (ii) of the final sentence of Section 8.03(a). The parties agree that the amounts payable to the Other Stockholders pursuant to this paragraph are a fair and reasonable estimate of the damages to such Other Stockholders for a failure by Purchaser to retain the ability to elect a majority of the directors of DPI for the required period; that the measurement of damages to the Other Stockholders in such circumstances is and would be difficult to ascertain or measure; and such sum shall be in lieu of other damages.

8.04 Participation Rights in Sales.   If Purchaser proposes to sell any of the
shares of Common Stock held by it, then, unless DPI is then subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, Purchaser will give written notice of such sale to each Other Stockholder (which notice shall set forth the identity of the proposed purchaser, the number of shares to be sold by Purchaser, the consideration to be paid for the Common Stock and the other terms of the proposed sale, all to the extent known to Purchaser). Any Other Stockholder desiring to participate in such sale shall have the right to participate in such proposed sale, on the same terms and conditions (including agreeing to the same representations, warranties and indemnities) as Purchaser, by giving written notice of such election, which shall include the number of shares of Common Stock such Other Stockholder desires to sell, to Purchaser within 20 days of the receipt of such notice from Purchaser (it being understood that if Purchaser informs the Other Stockholders that business reasons require an earlier response, the Other Stockholders will use their respective best efforts to respond in any time period reasonably requested by Purchaser). If the purchaser in such transaction is not willing to purchase all the shares the Purchaser and the Other Stockholders desire to sell in such transaction, then the number of shares of Common Stock that Purchaser and each such Other Stockholder will be entitled to sell shall be equal to the number of shares such person proposed to sell in such transaction multiplied by a fraction, the numerator of which is the total number of shares the purchaser is willing to purchase and the denominator of which is aggregate number of shares proposed to be sold by Purchaser and all Other Stockholders.


                                   ARTICLE IX

               AGREEMENTS AMONG PURCHASER AND MAJOR STOCKHOLDERS


9.01 Certain Voting Agreements.   (a) Purchaser agrees with each Major
Stockholder that Purchaser will vote all shares of Common Stock held by it (x) to cause one person designated by each Major Stockholder to be a director of DPI at all times from the Closing Date through the first anniversary of the Closing Date, (y) to cause two persons designated jointly by agreement of all Major Stockholder then owning shares of Common Stock to be directors of DPI at all times after the first anniversary of the Closing Date so long as the Major Stockholders as a group continue to own at least 25% of the outstanding shares of Common Stock and (z) to cause one person designated jointly by agreement of all Major Stockholder then owning shares of Common Stock to be directors of DPI at all times after the first anniversary of the Closing Date so long as the Major Stockholders as a group continue to own at least 15% of the outstanding shares of Common Stock. If any director designated by Major Stockholders shall cease to be a director during any of such periods, Purchaser will vote its shares of Common Stock to elect the successor nominated by the Major Stockholder or Stockholders entitled to designate the director being replaced. Any designation under this Section shall be in writing and, if a joint designation, shall be signed by each Major Stockholder entitled to participate in such designation. Purchaser shall not be required to vote for any designee until it receives a written designation complying with this Section. Any Stockholder who signs this Agreement withdraws from and waives all rights and interests under the Voting Agreement.

(b) Purchaser also agrees that it will use its best efforts as a stockholder of DPI to assure that one representative of each Major Stockholder of DPI will be permitted to attend and observe meetings of the board of directors of DPI so long as such Major Stockholder holds at least 50% of the number of shares of Common Stock held by such Major Stockholder on the date hereof.

(c) Purchaser agrees that it will cause any transferee of the Shares of Common Stock held by Purchaser to agree to be bound by the terms of Sections 9.01(a) and 9.01(b) to the same extent as Purchaser, but the rights of Purchaser under this Agreement shall not devolve upon such transferee by reason of such agreement.

(d) Each Major Stockholder agrees that as long as Purchaser is required to possess the voting power to elect a majority of the members of the board of directors of DPI pursuant to Section 8.03, such Major Stockholder shall, at the request of Purchaser, vote the shares of Common Stock held by such Major Stockholder to elect the persons designated by Purchaser (which shall constitute a majority of such board of directors) to be directors of DPI. Each of the Major Stockholders agrees that it will cause any transferee of the shares of Common Stock held by such Major Stockholder to agree to be bound by the terms of this Section 9.01(d) to the same extent as such Major Stockholder, but the rights of such Major Stockholder under this Agreement shall not devolve upon such transferee by reason of such agreement. The obligations of the Major Stockholders under this Section 9.01(d) shall terminate at such time as either (x) Purchaser and the Major Stockholders do not, as a group, own a majority of the outstanding shares of Common Stock or
(y) the number of shares of Common Stock held by Purchaser is less than the number of shares of Common Stock held by the Major Stockholders, as a group.

(e) Each certificate of stock now or hereafter issued to the Major Stockholders and Purchaser or their successors and assigns shall be endorsed with the following legend:

     The right to vote the shares represented by this certificate is limited by the provisions of an agreement among certain of the stockholders of the corporation, dated as of June 30, 1994, a copy of which is on file with the Secretary of DelMar Petroleum Inc. at its principal office.

(f) Unless terminated at an earlier date, the agreements and obligations of the Purchaser and the Major Stockholders under this Section 9.01 shall terminate at the earlier of (x) such time as DPI is subject to the reporting requirements of Sections 13 or 15(b) of the Exchange Act or (y) the ninth anniversary of the Closing Date.

9.02 Preemptive Rights.   Each Major Stockholder agrees that it will not
exercise any right under Section 1.2 of the Prior Stockholder Agreement to acquire additional securities of DPI, except that such Major Stockholder shall remain entitled to exercise its rights, if any, under such section to purchase additional securities with respect to any issuance or sale after the Closing Date by DPI of "New Securities" (as defined in the Prior Stockholder Agreement) to Purchaser, any Subsidiary of Purchaser or any person directly or indirectly controlling, controlled by or under common control with, Purchaser.

9.03.     Prior Registration Rights.   Each Major Stockholder hereby agrees
that, so long as Purchaser possesses the voting power to elect a majority of the members of the board of directors of DPI (determined in accordance with Section 8.03), such Major Stockholder will not exercise its rights under
Section 5.3 of the Prior Stockholder Agreement to request registration of any shares of Common Stock until the earlier of (a) July 1, 1999 or (b) such time as DPI is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

9.04 Participation in Certain Transactions.   (a) For purposes of this Section
9.04(a), the term "Interests" means interests in (x) properties subject to DPI's 1982, 1983, 1984, 1985 and 1986 Programs (collectively, the 1982 through 1986 Programs) and 1989 Program (as created by the agreements listed on Annex A to the DPI Agreement) and (y) partnerships managed by DPI or a subsidiary of DPI holding interests in such properties. DPI and each Major Stockholder shall have the right to participate in acquisitions of Interests by Purchaser effected from the Closing Date through June 30, 1998 in accordance with the following provisions:

(i) If Purchaser or DPI proposes to acquire an Interest, it will give written notice of such proposed acquisition to DPI and to each Major Stockholder. Such notice shall set forth the identity of the seller, the Interest to be acquired, the consideration to be paid for the Interests and the other terms of the proposed acquisition, all to the extent known to Purchaser. If the proposed acquisition (x) includes both Interests and properties that are not Interests, (y) includes Interests subject to both the 1982 through 1986 Programs and 1989 Program or (z) provides for consideration other than cash, Purchaser shall determine in good faith the portion of the purchase price allocable to the Interests, the portion of the purchase price allocable to the Interests subject to the 1982 through 1986 Programs and to the 1989 Program and the cash value of the consideration to be paid. Any such determination shall be binding on DPI and each Major Stockholder.

(ii) DPI will have the right to acquire all of the Interests proposed to be acquired until DPI shall own 5% of working interest in the properties comprising such Interests. Of the balance of the Interests proposed to be acquired, each Major Stockholder will have the right to acquire the percentage (which percentage varies depending on whether the Interests are subject to the 1982 through 1986 Programs or the 1989 Programs) of the Interests set forth opposite the name of such Major Stockholder in Schedule B hereto. Any Major Stockholder that sells more that 50% of the number of shares of Common Stock held by such Major Stockholder on the date hereof shall forfeit its right hereunder to participate in acquisitions made after such sale. The balance of the Interests, and any portion of the Interests offered to, but not purchased by, DPI and the Major Stockholders, may be purchased by Purchaser or any other person in Purchaser's discretion.

(iii)If DPI or a Major Stockholder elects to participate in the acquisition, it shall give written notice of such election to Purchaser within 20 days of the receipt of such notice from Purchaser (it being understood that if Purchaser informs the Major Stockholders that business reasons require an earlier response, the Major Stockholders will use their respective best efforts to respond in any time period reasonably requested by Purchaser). Such notice shall also include the maximum dollar amount, if any, such Major Stockholder elects to pay to acquire the portion of the Interests made available to, but not taken by, the other Major Stockholders (any such portion of the Interests being allocated among electing Major Stockholders in accordance with the percentages set forth
     in   Schedule B). An election by a Major Stockholder shall be
     irrevocable.

(iv) DPI and each Major Stockholder electing to participate in the acquisition shall bear their proportionate share of the purchase price (or allocated purchase price) of the Interests being acquired and reasonable out-of-pocket costs incurred by Purchaser in connection with such acquisition, and shall otherwise participate on the same terms and conditions as Purchaser, including without limitation, any provisions providing for assumption of liabilities and indemnification of the seller of such Interests or other parties. Purchaser may, in its discretion, structure the acquisition as a direct sale from the seller to DPI and the electing Major Stockholders or as a purchase by Purchaser and resale by Purchaser to DPI and the electing Major Shareholders. In either event, (w) Purchaser shall have the sole right to negotiate the terms and conditions of the acquisition, (x) Purchaser shall have no liability to DPI or any Major Stockholder with respect to (A) the terms or such acquisition, (B) the adequacy, truth or falsity of any representations or warranties of the seller or (C) the scope or adequacy of any investigation relating to the acquisition by Purchaser, (y) DPI and each electing Majority Stockholder will be liable for its proportionate share of any obligations relating to the Interests assumed in the acquisition and (z) Purchaser will make no representations or warranties to, or assume any obligation towards, DPI and the Majority Stockholders (other than to pass through a proportionate interest in the obligations of the seller).

(v) If the provisions of this Section 9.01(a) are inconsistent with any of the agreements governing the 1982 through 1989 Programs, the provisions of such other agreements will control, and Purchaser will consult in good faith with DPI and/or the Major Stockholders as to the alternatives available to achieve, as nearly as possible the intent of this Section.

(vi) The rights set forth in this Section 9.04 shall not in any manner limit the rights of any party set forth in the Program Agreements, as such term is defined in the DPI Agreement.

(b) If, prior to June 30, 1998, DPI or any of its Subsidiaries forms any new programs or partnerships to finance acquisition, exploration or development of oil and gas properties located in the Gulf of Mexico, Purchaser will use its best efforts as a stockholder of DPI to cause DPI to offer to the Major Stockholders the opportunity to participate as an investor in such program or partnership on the best terms that are made available to any other investor in such program or partnership. Subject to any minimum investment requirement that DPI might in its discretion impose on participation in any such program or partnership, each Major Stockholder would be offered the right to purchase that portion of the program or partnership made available to investors equal to 25% multiplied by a fraction, the numerator of which is the number of shares of Common Stock then held by such Major Stockholder and the denominator of which is equal to the total number of all shares held on the date hereof by all Major Stockholders. For purposes of this Section, the Gulf of Mexico shall mean the Other Continental Shelf (as defined in the Outer Continental Shelf Lands Act) of the Gulf of Mexico plus all lands permanently or periodically covered by tidal waters up to but not above the line of mean high tide and seaward to a line three geographical miles distant from the coast line of each such State and to the boundary line of each such State where in any case such boundary line existed at the time such State became a member of the Union, or as heretofore approved by Congress, extends seaward (or into the Gulf of Mexico) beyond three geographical miles.

(c) This Section 9.04 shall be construed strictly so as not, except as expressly provided herein, to entitle DPI, and any Subsidiary of DPI or any Major Stockholder to participate or acquire an interest in, or to obligate Purchaser or any Subsidiary or affiliate of Purchaser to offer any such person a participation or interest in, any property, acquisition or other transaction involving Purchaser or any Subsidiary or affiliate.


                                    ARTICLE X

                                   TERMINATION

10.01. Grounds for Termination. This Agreement may be terminated as between Purchaser and any Stockholder at anytime by the mutual written agreement of Purchaser and such Stockholder. This Agreement may be also terminated as between Purchaser and any Stockholder at any time at or prior to the Closing:

(a) By Purchaser if such Stockholder has not voted in favor the amendment to the Certificate of Incorporation of DPI or has not agreed to such amendments to, and granted such consents under, such other agreements as are set forth in Article VII of the DPI Agreement as conditions of the obligations of Purchaser thereunder.

(b) The Purchaser if any conditions in Article V shall not have been satisfied or waived on or before the Closing; and/or

(c) By either each Stockholder or the Purchaser if the Closing shall not have occurred by August 31, 1994,

10.02. Effect of Termination. If this Agreement is terminated as the result of the failure by one or more parties to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party, nothing contained herein shall be construed to limit the legal or equitable remedies of any of the parties hereto, including without limitation, damages for breach of contract or for the breach of any representation, warranty, covenant or agreement contained herein. In addition to any right that may accrue to a party under this Article X, if the transactions contemplated by this Agreement are not consummated as a result of the breach by a party of the representations, warranties, covenants or agreements contained herein, the breaching party or parties shall assume and bear all expenses, costs and fees incurred or assumed by the nonbreaching party or parties in pursuing the legal or equitable remedies available to it as a result hereof.



                                   ARTICLE XI

                     EXTENT AND SURVIVAL OF REPRESENTATIONS,
             WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION;
                               ACTIONS FOR DAMAGES

11.01. Effect of Breach of Representation, Warranty or Covenant; Indemnification. Subject to Section 11.02 hereof, each Selling Shareholder hereby agrees severally to reimburse the Purchaser for, and hold the Purchaser harmless from, any loss, damage or expense (including reasonable attorneys' and accountants fees and expenses) sustained by the Purchaser arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by each Selling Stockholder herein (any such loss, damage or expense being herein referred to as "Purchaser Losses"), provided, however, that the Purchaser shall not be entitled to assert any right of reimbursement under this Article XI, with respect to any inaccuracy in breach of the representation set forth in Section 4.01(c), (a) unless and until the aggregate of all Purchaser Losses, plus all amounts that would have been Purchaser Losses but for limitations with respect to materiality or amount, exceeds $330,000 multiplied by a fraction, the numerator of which is the number of shares of Common Stock sold by such Selling Stockholder to Purchaser and the denominator of which is the number of shares of Common Stock outstanding immediately prior to the DPI Closing (the "Threshold Amount") (it being understood that all such Purchaser Losses shall accumulate until such time or times as the aggregate of all Purchaser Losses, plus all amounts that would have been Purchaser Losses but for limitations with respect to materiality or amount, exceeds the Threshold Amount, whereupon the Purchaser shall be entitled to reimbursement hereunder for any Purchaser Losses in excess of, but excluding, the Threshold Amount) and (b) Purchaser shall have notified of the Loss in writing within six months after the Closing Date. In no event shall any Selling Stockholder be liable for an amount in excess of the purchase price paid to such person pursuant to Section 2.01 or 6.01, as the case may be.

11.02. Survival The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive Closing. The representations and warranties set forth in Section 4.01(c) shall survive until and through (but not after) six months following the Closing Date, except as to any claim or action pending at such time.


                                   ARTICLE XII

                                     BROKERS

Each Selling Stockholder and each represent to each other that it has not, directly or indirectly employed any broker, finder, attorney or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission or to reimbursement payable by the other upon the execution of this Agreement or consummation of the transactions contemplated hereby. It is understood that Encap Investments, Inc. was retained by DPI in connection with the transactions contemplated by this Agreement and that DPI will pay the fees and commissions, if any, of such company.


                                  ARTICLE XIII

                                    EXPENSES

13.01 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement, in compliance with and performance of the agreements and covenants contained in this Agreement and otherwise in connection with the transactions contemplated hereby, regardless of whether the transactions contemplated hereby shall be consummated.


                                   ARTICLE XIV

                                  MISCELLANEOUS

14.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by a party at the address set forth opposite the name of such party on the signature pages hereto.

14.02.    Exclusive  Agreement.   This  Agreement supersedes all prior
agreements between the parties (written or oral) and is intended as a complete and exclusive statement of the terms of the agreement between the parties.

14.03.    Choice of Law; Amendments; Headings.  THIS AGREEMENT SHALL BE
GOVERNED BY TEXAS LAW.   THIS AGREEMENT MAY NOT BE CHANGED OR AMENDED ORALLY.
 THE HEADINGS CONTAINED IN THIS AGREEMENT ARE FOR REFERENCE PURPOSES ONLY AND SHALL NOT AFFECT IN ANY WAY THE MEANING OR INTERPRETATION OF THIS AGREEMENT.

14.04.    Assignments and Third Parties.   No party hereto shall assign this
Agreement or any part hereof without the prior written consent of the other party except that the Purchaser may assign any or all its rights hereunder to any Subsidiary of the Purchaser, provided that no assignment by Purchaser (whether before or after Closing in whole or in part) shall release the Purchaser from any obligation under this Agreement. Any shares of Common Stock held by a Subsidiary of Purchaser shall be deemed owned by Purchaser for all purposes hereof. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall entitle any person other than the parties hereto, or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

14.05.    Counterparts.   This agreement may be executed in any number of
counterparts, each of which shall be deemed to be an original, but both of which together shall constitute but one and the same agreement.

14.06 Effect of DPI Agreement. Notwithstanding anything to the contrary in this Agreement, all obligations of Purchaser hereunder are subject to and conditioned upon the occurrence of the DPI Closing. Purchaser may determine whether or not to waive compliance with any conditions set forth in the DPI Agreement, determine whether or not to terminate the DPI Agreement and take (or refrain from taking) any other action whatsoever with respect to the DPI Agreement, all in Purchaser's sole and absolute discretion and no Stockholder will have any claim against Purchaser as a result of any such determination, action or omission. No Stockholder shall have any rights in or under the DPI Agreement except as specifically stated in the DPI Agreement.

14.07 Good Faith. The obligation to act in good faith is an integral term of this Agreement and each party hereto covenants to the other that it will in good faith carry out each and all terms, provisions and conditions of this Agreement applicable to or binding on such party. The parties hereto agree that the exercise of any option, right or privilege as provided for in this Agreement or as permitted by applicable regulations or statutes or other agreement between the parties regardless of the effect, economic or otherwise, on the other party or parties is deemed, for purposes of this Agreement, as "acting in good faith."

14.08 Waiver of Opinion in Certain Transfers of Securities. Each signatory hereto hereby waives, as to any transfer of securities under this Agreement, any requirement that it receive a legal opinion as set forth in
Section 5.2(c)(i) of the Prior Stockholder Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.



SNYDER OIL CORPORATION             ADDRESS:

                                        777 Main Street
                                        Suite 2500
                                        Ft. Worth, Texas  76102
By: ___________________                 Attn: Peter E. Lorenzen
    Peter E. Lorenzen                   Vice President
    Vice President                      Fax: (817) 882-5982



DELMAR PETROLEUM, INC.             ADDRESS:


                                        1100 Louisiana
                                        Suite 900
By: ___________________                 Houston, Texas   77002
    Clyde T. Metz
    President


     The undersigned stockholder hereby elects to be a "Selling Stockholder" under this agreement, and does hereby agree to sell all Common Stock and other securities of DPI currently held by it to the Purchaser on the Closing Date, in accordance with and under the terms of this agreement (attach address and wire instructions).

"SELLING STOCKHOLDER"

          Shares to           Warrants to
          be Sold               be Sold           Address:




By:____________________

Name:

Title:



Wire Transfer Instructions:        Wire Transfer Address

                                       OR

     The undersigned stockholder hereby elects to be an "Other Stockholder" (as defined herein) for all purposes and declines to sell to the Purchaser under this Agreement any of the Common Stock and other securities of DPI currently held by it on the Closing Date.

"OTHER STOCKHOLDER"                     ADDRESS:




By:____________________

Name:

Title: